FOR IMMEDIATE RELEASE

HOMETRUST BANCSHARES, INC. REPORTS COMPLETION
OF 4% STOCK REPURCHASE PROGRAM

ASHEVILLE, NC – May 1, 2013 – HomeTrust Bancshares, Inc. (the “Company”)(NASDAQ: HTBI), the holding company for HomeTrust Bank (the “Bank”), announced today the completion of the Company’s stock repurchase program.  The program was authorized by the Company’s Board of Directors on February 11, 2013 to fund the restricted stock portion of the Company’s 2013 Omnibus Incentive Plan, which was approved at the Company’s annual meeting of stockholders held on January 17, 2013.

A total of 846,400 shares, or 4% of  the Company’s then outstanding shares, were purchased at a total cost of approximately $13.3 million, or an average cost of $15.71 per share.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares is the holding company for HomeTrust Bank.  HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank, is a community-oriented financial institution with $1.6 billion in assets as of March 31, 2013.  The Bank offers traditional financial services within its local communities through its 20 full service offices in Western North Carolina, including the Asheville metropolitan area and the “Piedmont” region of North Carolina.  The Bank is the 12th largest bank headquartered in North Carolina.

Forward-Looking Statements

Statements in this press release that are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties that could cause actual results to differ materially from the results anticipated in such statements, including increased competitive pressures, changes in the interest rate environment, changes in general economic conditions and conditions within the securities markets, legislative and regulatory changes and other factors described from time to time in documents filed and furnished by HomeTrust Bancshares, Inc. with the Securities and Exchange Commission.